Exhibit 10.16

THE HAVERTY FURNITURE COMPANIES, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Table of Contents

Article 1	Establishment and Purpose of the Plan	1
1.1	Establishment of the Plan	1
1.2	Purpose of the Plan	1
Article 2	Definitions	1
2.1	Account	1
2.2	Administrator	1
2.3	Annual Credit	1
2.4	Base Salary	1
2.5	Beneficiary	1
2.6	Bonus	2
2.7	Code	2
2.8	Eligible Employee	2
2.9	Employer	2
2.10	ERISA	2
2.11	Participant	2
2.12	Plan	2
2.13	Plan Year	2
2.14	Section 409A	2
2.15	Trust	2
2.16	Trustee	2
2.17	Vested Interest or Vested	2
Article 3	Deferral Elections	3
3.1	Deferral Election	3
3.2	Ongoing Election	3
Article 4	Employer Contributions, Account Credits and Trust	3
4.1	Employer Contributions	3
4.2	Account Credits	3
4.3	Trust	3
Article 5	Distribution of Benefits	4
5.1	Time of Distribution	4
5.2	Form of Distribution	5
5.3	No Acceleration of Benefits	6
Article 6	Plan Administration	6
6.1	Administrator Powers	6
6.2	Employer Powers	6
6.3	Account Credits	6
6.4	Trust	6
Article 7	Earnings	6
Article 8	Amendment or Termination of Plan	7
8.1	Amendment of Plan	7
8.2	Termination of Plan by Employer	7
8.3	Automatic Termination of Plan	7
Article 9	Miscellaneous Provisions	7
9.1	Limitation of Rights	7
9.2	Total Agreement	7
9.3	No Contract of Employment	7
9.4	Limitation on Assignment	7
9.5	Representations	8
9.6	Severability	8
9.7	Applicable Law	8
9.8	Gender and Number	8
9.9	Headings and Subheadings	8
9.10	Legal Action	8
9.11	Compliance with Section 409A	8
9.12	Claims Procedure	8

THE HAVERTY FURNITURE COMPANIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

Article 1
Establishment and Purpose of the Plan

1.1
Establishment of the Plan.  Haverty Furniture Companies, Inc. hereby adopts The Haverty Furniture Companies, Inc. Non-Qualified Deferred Compensation Plan, effective January 1, 2011. The Plan is intended to satisfy the requirements of Section 409A.

1.2
Purpose of the Plan.  The purpose of the Plan is to allow Participants to elect to defer the payment of a portion of their compensation that otherwise would become payable to them and to provide for discretionary Employer contributions.

Article 2
Definitions

Whenever used in the Plan, the following terms will have the meanings as set forth in this Article, unless a different meaning is clearly required by the context in which the term is used.

2.1
Account.  The term "Account" means the bookkeeping account maintained as part of the Company’s books and records in accordance with Section 4.2 to show as of any date the interest of each Participant in this Plan.  Separate subaccounts shall be established and maintained as part of a Participant’s Account as the Administrator deems necessary or appropriate to administer this Plan.

2.2	Administrator. The term "Administrator" means the Executive Compensation and Employee Benefits Committee of the Board of Directors of the Employer.

2.3
Annual Credit.  The term “Annual Credit” means, for any Plan Year, the sum of (a) that portion, if any, of a Participant’s Base Salary and Bonus attributable to services performed by such Participant during such Plan Year that is deferred pursuant to such Participant’s election and credited to the Participant’s Account for that Plan Year and (b) the Employer contribution, if any, credited a Participant’s Account for that Plan Year.

2.4
Base Salary.  The term "Base Salary" means for any Plan Year, a Participant’s base salary for services to the Employer performed during such Plan Year, plus amounts that would be base salary for services to the Employer includible in the Participant's gross income for such Plan Year but for a compensation reduction election under Code §125, §132(f), §401(k), §403(b), or §457(b) (including an election to defer compensation under Section 3).

2.5
Beneficiary.  The term "Beneficiary" means the person, persons, or legal entity entitled to receive benefits under this Plan that become payable in the event of the Participant's death. All Beneficiary designation must be in writing on a form prescribed acceptable to the Administrator, and a Participant may amend or revoke such designation at any time in writing. Such designation, amendment, or revocation will be effective upon receipt of same by the Administrator. If a Beneficiary has not been designated, or if a Beneficiary designation is ineffective due to the death of any or all of the Beneficiaries prior to the death of the Participant, or if a Beneficiary designation is ineffective for any other reason, then the estate of the Participant will be the Beneficiary. Upon the death of the Participant, any Beneficiary entitled to the Participant's Vested Interest under this Section will become a vested Beneficiary and have all the rights of the Participant with the exception of making deferrals, including the right to designate Beneficiaries.

2.6
Bonus.  The term "Bonus" means for any Plan Year, any discretionary bonus awarded by the Employer to the Participant for the Plan Year and any compensation that is earned with respect to such Plan Year by a Participant under any Employer non-equity incentive plan heretofore or hereafter adopted.

       2.7  Code. The term "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.8	Eligible Employee. The term "Eligible Employee" means any person who is employed by the Employer and who is designated by the Administrator as an Eligible Employee.

2.9	Employer. The term "Employer" means The Haverty Furniture Companies, Inc and its subsidiaries.

2.10
ERISA.  The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions which amends, supplements or replaces such section or subsection.

2.11	Participant. The term "Participant" means an Eligible Employee who has entered the Plan as a Participant.

2.12	Plan. The term "Plan" means The Haverty Furniture Companies, Inc. Non-Qualified Deferred Compensation Plan.

2.13	Plan Year. The term "Plan Year" means the twelve consecutive month period beginning each January 1st and ending the following December 31st.

2.14	Section 409A. The term “Section 409A” means Code Section 409A and any regulations or rulings thereunder.

2.15
Trust.  The term "Trust" means any grantor trust established by the Employer that includes the Plan as a plan with respect to which assets are to be held by the Trustee; provided that such trust shall not affect the status of the Plan as an unfunded Plan for purposes of Title I of ERISA.

2.16	Trustee. The term "Trustee" means the trustee or trustees, if any, and any successors thereto, who are duly appointed under the Trust.

2.17
Vested Interest or Vested.  The term "Vested Interest" or "Vested" means a Participant’s nonforfeitable interest in his or her Account. A Participant's Vested Interest in his or her Account will always be 100%.

Article 3
Deferral Elections

3.1
Deferral Election. A Participant may during the enrollment period established by the Administrator enter into a deferral election to defer up to 50% of his or her Base Salary and up to 100% of his or her Bonus for services performed in the immediately following Plan Year, and any such election that is not revoked by the end of the enrollment period shall be irrevocable upon the close of the applicable enrollment period and shall remain irrevocable through the end of the immediately following Plan Year.

3.2
Ongoing Election.  A deferral election made in accordance with Section 3.1 shall remain in effect for a subsequent Plan Year and shall become irrevocable on each December 31 for the immediately following Plan Year unless revised or revoked during the enrollment period for such Plan Year or the Administrator requires a new election for such Plan Year.

Article 4
Employer Contributions, Account Credits and Trust

4.1
Employer Contributions.  Each Plan Year, the Employer may determine to credit a Participant’s Account as of the last day of such Plan Year with an Employer contribution in such amount determined by the Employer in its sole discretion; provided, however, that such Employer contribution shall be credited on behalf of a Participant only if the Participant remains employed on the last day of such Plan Year.

4.2
Account Credits.  Separate subaccounts shall be maintained for each Participant’s Account for his or her Annual Credits.  Each such subaccount shall be credited or debited with earnings or losses in accordance with Article 7.

4.3
Trust.  The Employer may establish a trust fund with regard to the Account hereunder, which is designed to be a grantor trust under Code Section 671.  It is the intention of the Employer that any trust established for this purpose shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of highly compensated management employees for purposes of Title I of ERISA.  The Employer may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan.  In addition, if the principal of any trust established for this purpose, and any earnings thereon, is not sufficient to make payments of benefits in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due.  With respect to any benefits payable under the Plan, the Participants (and their Beneficiaries) shall have the same status as general unsecured creditors of the Employer, and the Plan shall constitute a mere unsecured promise by the Employer to make benefit payments in the future.

Article 5
Distribution of Benefits

5.1
Time of Distribution.  A Participant’s Vested Interest in his or her Account (or subaccount, as applicable) will be distributed (or will begin to be distributed, as applicable) on the earlier of the distribution events specified in subsections (a) through (c) below.

(a)           Automatic Distribution Event.  Unless a Participant elects distribution in a specified year in accordance with Section 5.1(b), distribution of his or her Account (and all subaccounts) will be made on the first June 30th (or if such June 30th does not fall on a business day, on the first business day following such June 30th) following the earliest  to occur of the following distribution events:

•	the Participant’s death,
•	the Participant’s disability (as defined for purposes of Section 409A), or
•
the Participant’s separation from service (as defined for purposes of Section 409A) with the Employer (provided, however, that any portion of the Participant’s Account attributable to an Annual Credit made within the two consecutive Plan Year period ending immediately prior to the Plan Year in which the separation from service occurs shall be distributed on June 30th (or if such June 30th does not fall on a business day, on the first business day following such June 30th) of the third calendar year following end of Plan Year for which the Annual Credit is made.

(b)           Specified Year.  A Participant may, with respect to any Annual Credit, elect on the form provided for this purpose by the Administrator to receive a distribution of the subaccount for that Annual Credit, plus deemed investment earnings credited to such subaccount, on June 30th (or if such June 30th does not fall on a business day, on the first business day following such June 30th) of a specified calendar year beginning on or after the end of the second calendar year following end of Plan Year for which the Annual Credit is made.  Such election shall be made at the same time that the Participant first makes a deferral election, and such an election will expire at the end of the Plan Year for which it is made (other than for the Annual Credit for such Plan Year) and shall not apply to any Annual Credit for a subsequent Plan Year.  Any subsequent election to change the time of distribution with respect to an Annual Credit (a) must be made at least 12 months before the effective date of the change; (b) except in the case of death or a distribution under Section 5.1(c), must provide a deferral period of at least five years from the date the distribution would otherwise have been made; and (c) with respect to an election to related to an amount payable at a specified date (as defined for purposes of Section 409A), must be made at least 12 months prior to the date of the first scheduled payment.

(c)           Unforeseeable Emergency.  The Administrator shall have the power in its discretion to distribute all or a portion of a Participant’s Account in a lump sum on any date in the event that the Participant, in the judgment of the Administrator, experiences an unforeseeable emergency.  An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant or his or her spouse or Beneficiary or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The need to send a Participant’s dependent to college or the desire to purchase a home (except as otherwise provided in this Section 5.1(c))  shall not be an unforeseeable emergency.  The Administrator shall have the authority to require such evidence as it deems necessary to determine if, and to what extent, a distribution is warranted.  The Administrator shall have the power, in its discretion, to accelerate the distribution of a Participant’s Account to the extent the Administrator acting in its discretion deems appropriate under the circumstances to meet the unforeseeable emergency.  Notwithstanding the foregoing, no distribution may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship), or by cessation of deferrals under the Plan under Section 3.1.  No Participant shall have the right to make or to continue any deferral election under this Plan during the remainder of the Plan Year that includes the date the Administrator exercises its power under this Section 5.1(c) to distribute, or to accelerate the distribution of, his or her Account.

(d)           Certain Distributions to Specified Employees.  Notwithstanding any contrary provision of this Plan, if (i) a distribution is scheduled to be made at the time that the stock of the Employer, or any other entity treated as a single employer with the Employer under Code Section 414(b) or (c), is publicly traded on an established securities market (within the meaning of Section 409A), (ii) the Participant is a “specified employee” (within the meaning of Section 409A, taking into account such elections as the Employer chooses to make from time to time and as are binding on all of the Employer’s deferred compensation plans), and (iii) the distribution event is a separation from service (as defined for purposes of Section 409A), then no amount shall be distributed to such Participant before the date that is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant), and any amounts that would have been distributed during the six months after the Participant’s separation from service (or prior to death) shall be accumulated and distributed on the date that is six months after the date of the Participant’s separation from service (or, if earlier, upon the date of death of the Participant).

5.2
Form of Distribution.  A Participant shall receive the distribution of his or her Account in cash in a lump sum payment, except that a Participant may elect in accordance with this Section 5.2 to receive the distribution of his or her Account (other than a distribution described in Section 5.1(c)) in installment payments in such number and with such frequency as is permitted by the Administrator in its sole discretion provided that the Participant has attained age 55 and completed five consecutive years of service with the Employer as of the time of his or her distribution.  The amount of any installment distributable pursuant to this Section 5.2 shall be computed by multiplying the portion of the Participant’s Account to be distributed in installments by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one.  An election for installments must be made on the form provided for this purpose by the Administrator at the same time that the Participant makes a deferral election.  Any subsequent election to change the form of distribution (a) must be made at least 12 months before the effective date of the change; (b) except in the case of death or a distribution under Section 5.1(c), must provide a deferral period of at least five years from the date the distribution would otherwise have been made; and (c) with respect to an election to related to an amount payable at a specified date (as defined for purposes of Section 409A), must be made at least 12 months prior to the date of the first scheduled payment.

5.3	No Acceleration of Benefits. In no event will the time or schedule of any payment be accelerated except as approved by the Administrator in its sole discretion and as permitted under Section 409A.

Article 6
Plan Administration

6.1
Administrator Powers.  The Administrator will have the power and authority to adopt, interpret, alter, amend, or revoke rules and regulations necessary to administer the Plan and delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. The Administrator will also have authority to enter agreements on behalf of the Employer necessary to implement this Plan.

6.2
Employer Powers.  The Employer will have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan and to delegate ministerial duties and employ such outside professionals, including the Administrator, as may be required for the prudent administration of the Plan. The Employer will also have authority to enter into agreements as necessary to implement this Plan.

6.3	Accounting. Each Participant will receive a written accounting at least annually of the amounts credited to his or her Account (and the Vested Interest therein).

6.4
Responsibility of the Employer.  The Employer will have the sole responsibility for the establishment and maintenance of the Plan. The Employer, will have the power and authority to appoint an Administrator, any Trustees (to the extent assets of the Plan are held in a Trust), and any other professionals as may be required for the administration of the Plan or Trust. The Employer will also have the right to remove any individual or party appointed to perform functions under the Plan.

Article 7
Earnings

           The Administrator may, in its discretion, designate investment options in which each Participant's Account may be deemed to be invested.  From such designated investment options each Participant may select from time to time, in accordance with such rules as the Administrator may establish, the investments in which his or her Account will be deemed to be invested.  Based on such selection, the Administrator will debit or credit an amount to a Participant’s Account to reflect the amount by which the Participant’s Account would have increased or decreased if it had been invested in the investment options selected by the Participant.  The selection of investment options is to be used only for the purpose of valuing each Participant’s Account. The Administrator is under no obligation to acquire or provide any of the investment options designated by a Participant, and any investments actually made by the Administrator will be made solely in the name of the Employer and will remain the property of the Employer, subject to the terms of any Trust.  The Participant has no rights to any particular asset of the Employer.  If a Participant fails to direct the deemed investment of 100% of his or her Account, any undirected amount shall be deemed invested in such investment option as shall be designated by the Administrator.  A Participant may elect to change from a deemed investment in any investment option pursuant to procedures established by the Administrator.  During any period when the Administrator does not designate a broad range of deemed investment options, the Administrator shall determine the earnings that will be credited to each Participant’s Account on a non-discriminatory basis.

Article 8
Amendment or Termination of Plan

8.1
Amendment of Plan.  The Employer can amend the Plan at any time, and from time to time, in whole or in part, but any such amendment (a) must be in writing; (b) will be binding on all parties claiming an interest under the Plan; and (c) cannot deprive a Participant or Beneficiary of a right accrued under the Plan prior to the date of the amendment without the written consent of the Participant or Beneficiary, provided, however, that a Beneficiary's consent is not required if the amendment is executed prior to the date of the Participant's death. Notwithstanding the foregoing, the Employer can amend the Plan at any time, retroactively if necessary, to (a) assure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employee as described under ERISA §201(2), §301(a)(3), and §401(a)(1); and (b) to conform the Plan to the requirements of any applicable law, including ERISA and the Code. No amendment described in the preceding sentence will be considered prejudicial to any interest of a Participant or Beneficiary under the Plan.

8.2
Termination of Plan by Employer.  The Employer may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon termination, all Account credits and contributions will cease. Upon termination of the Plan, the Employer may accelerate the distribution of Account under the Plan to the extent permissible under Section 409A.

8.3
Automatic Termination of Plan.  The Plan will automatically terminate with respect to an Employer upon dissolution of the Employer or upon the Employer's merger or consolidation with any other business organization if there is a failure by the surviving business organization to specifically adopt and continue the Plan.

Article 9
Miscellaneous Provisions

9.1
Limitation of Rights.  Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving a Participant or other person any legal or equitable right against the Employer except as otherwise provided under the terms of the Plan.

9.2
Total Agreement.  This Plan and other administrative forms will constitute the total agreement or contract between the Employer and an Employee or Participant regarding his or her participation in the Plan and his or her benefits under the Plan. No oral statement or representation regarding the Plan may be relied upon by an Employee or Participant.

9.3	No Contract of Employment. Participation in this Plan will not be construed to establish or create an employment contract between any Eligible Employee and the Employer.

9.4
Limitation on Assignment.  Benefits under this Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so will be void. A Participant's or Beneficiary's interest in the Plan will not be subject to debts or liabilities of any kind, and will not be subject to attachment, garnishment, or other legal process.

9.5
Representations.  The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property, or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

9.6	Severability. If a court of competent jurisdiction holds any provision of the Plan to be invalid or unenforceable, the remaining Plan provisions will nevertheless continue to be fully effective.

9.7
Applicable Law.  This Plan will be construed in accordance with applicable federal law and, to the extent otherwise applicable and to the extent not superseded by applicable federal law, the laws of the state of the domicile of the Employer.

9.8
Gender and Number.  Words used in the masculine gender will be construed as being used in the feminine or neuter gender where applicable, and words used in the singular will be construed as being used in the plural where applicable.

9.9	Headings and Subheadings. Headings and subheadings are used for convenience of reference, and they constitute no part of this Plan and are not to be considered in its construction.

9.10
Legal Action.  In any claim, suit or proceeding about the Plan which is brought against the Employer, the Plan will be construed and enforced according to the laws of the state in which the Employer maintains its principal place of business.

9.11
Compliance with Section 409A.  This Plan is intended to comply with the requirements of Section 409A, and shall be construed consistently with such intent.  Any right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments for purposes of Section 409A.

9.12	Claims Procedure
. The claims procedure required under ERISA Section 503 and the Regulations thereunder is set forth in a written policy established by the Administrator. Such policy will be the sole and exclusive remedy for an Employee, Participant or Beneficiary to make a claim for benefits under the Plan.

This Plan is executed as of the 9th day of November, 2010.

Haverty Furniture Companies, Inc.

                      By:  /s/ Clarence H. Smith
       Print Name:  Clarence H. Smith
          Title:  President and Chief Executive Officer